AGREEMENT OF SALE
THIS AGREEMENT OF SALE (this “Agreement”) is dated as of January 31, 2023 (the “Effective Date”) and is made by and between COMMVAULT TINTON FALLS URBAN RENEWAL, LLC, a New Jersey limited liability company (“Seller”), and ASHLING PROPERTIES, L.L.C., a New Jersey limited liability company, or an assignee special purpose entity designated by Ashling Properties, L.L.C., on notice to Seller, pursuant to Section 12.13 hereof (“Purchaser”).
RECITALS
Subject to the terms and conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in and to the following (collectively, the “Property”):
(a)    Real Property. An approximately fifty-five (55) acre parcel of real property designated as Block 101.02, Lots 1 and 1 (Qual X) on the official tax maps of the Borough of Tinton Falls (the “Borough”), County of Monmouth, State of New Jersey, as more particularly described on Exhibit A attached hereto (the “Land”), the approximately 276,898 square foot office building located on the Land commonly known as 1 Commvault Way, Tinton Falls, New Jersey (the “Office Building”) and all other buildings, structures, real property fixtures and improvements located on the Land (collectively, the “Improvements”, and with the Land, collectively, the “Real Property”);
(b)    Personal Property. All equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller and now or hereafter located on and used in the operation, ownership, or maintenance of the Real Property, excluding only those items of personal property: (i) that are located in Seller’s Leased Premises as of the Closing Date (as such terms are hereinafter defined); and (ii) that Seller has removed from the Real Property as of the Closing Date (collectively, the “Personal Property”); and
(c)    Intangible Property. If and to the extent assignable by Seller, at no cost to Seller, any intangible personal property relating exclusively to the Real Property, including all licenses, permits, approvals, entitlements, plans, specifications, operating manuals, guarantees and warranties relating exclusively to the Real Property (collectively, the “Intangible Property”), provided, however, in no event shall the Intangible Property include any right, title or interest in or to the name “CommVault” or any trademarks, servicemarks, copyrights, or other intellectual or intangible property related thereto. For the avoidance of doubt, the Intangible Property shall expressly include, but not be limited to: (i) that certain Redevelopment Agreement among the Borough, Fort Monmouth Economic Revitalization Authority (“FMERA”), and CommVault Systems, Inc. dated as of January 29, 2013 (the “Redevelopment Agreement”); (ii) that certain Developer’s Agreement among the Board of Chosen Freeholders of the County of Monmouth, FMERA, the Borough, and CommVault Systems, Inc. Regarding Installation of Road Improvements Associated with the Development of Parcel E, Lot 1 in Block 101, Borough of Tinton Falls dated January 29, 2013 (the “Roadway Improvements Developer’s Agreement”); and (iii) that certain Financial Agreement by and between Seller and the Borough dated as of January 29, 2013, as amended by that certain First Amendment to Financial Agreement dated February 19, 2019 (the “Financial Agreement”).
NOW, THEREFORE, the parties agree as follows:
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ARTICLE I
SALE OF PROPERTY; PRICE; PAYMENT TERMS
1.1    Sale of Property. Seller hereby agrees to sell, convey, transfer and assign to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property upon the terms and conditions set forth herein.
1.2    Price. The purchase price for the Property is Thirty-Nine Million and 00/100 Dollars ($39,000,000.00) (the “Price”).
1.3    Payment Terms. Purchaser shall pay the Price as follows:
(a)    within five (5) business days after the Effective Date, Purchaser shall deposit One Million, Seven Hundred-Fifty Thousand and 00/100 Dollars ($1,750,000.00) (the “Deposit”) with a direct national or regional office of Old Republic National Title Insurance Company (“Escrow Agent”), by wire transfer of immediately available funds, in lawful money of the United States of America, pursuant to the wire instructions set forth on Schedule 1.3(A) attached hereto; and
(b)    at Closing (as hereinafter defined), Purchaser shall pay the balance of the Price, plus or minus any net closing adjustments pursuant to the terms of this Agreement, by wire transfer of immediately available funds, in lawful money of the United States of America, to Escrow Agent for disbursement as directed by Seller. In the event that Escrow Agent is a title agent and not a direct office of a nationally recognized title insurance company, Purchaser and Escrow Agent shall cause the Deposit to be held in escrow in the trust account of a nationally recognized title insurance company that is reasonably acceptable to Seller in compliance with the terms and conditions of this Agreement.
Notwithstanding anything to the contrary contained in this Agreement, One Hundred and 00/100 Dollars ($100.00) of the Deposit is delivered to Escrow Agent for delivery by Escrow Agent to Seller as independent contract consideration (the “Independent Consideration”), and the Deposit is reduced by the amount of the Independent Consideration so delivered to Seller, which amount has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement.
1.4    Escrow Terms.
(a)    Escrow Agent shall cause the Deposit to be held in a non-interest bearing trust account at a federally insured banking institution until disbursed as herein provided. Escrow Agent shall cause the Deposit to be held and disbursed in the following manner:
(i)    to Seller at the Closing; or
(ii)    to Seller upon receipt of written demand therefor from Seller, stating that Purchaser has defaulted in the performance of Purchaser’s obligations under this Agreement and the facts and circumstances underlying such default; provided, however, that Escrow Agent shall not honor such demand until at least five (5) business days after it has sent a copy of such demand to Purchaser, in accordance with the Notice provisions set forth in Section 12.2, nor thereafter if Escrow Agent receives a written notice of objection from Purchaser, with a copy to Seller, in accordance with the provisions of Section 1.4(b); or
(iii)    to Purchaser upon receipt of written demand therefor from Purchaser, in accordance with the Notice provisions set forth in Section 12.2, stating that either

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(x) this Agreement has been terminated pursuant to a provision hereof which states that Purchaser is entitled to the Deposit upon termination, and specifying the Section of this Agreement providing for such termination, or (y) Seller has defaulted in the performance of Seller’s obligations under this Agreement and the facts and circumstances underlying such default; provided, however, that Escrow Agent shall not honor such demand until at least five (5) business days after it has sent a copy of such demand to Seller, in accordance with the Notice provisions set forth in Section 12.2, nor thereafter if Escrow Agent receives a written notice of objection from Seller, with a copy to Purchaser, in accordance with the provisions of Section 1.4(b).
(b)    Upon receipt of a written demand for the Deposit by Seller pursuant to Section 1.4(a)(ii) or a written demand for the Deposit by Purchaser pursuant to Section 1.4(a)(iii), Escrow Agent shall promptly send a copy thereof to the other party, in accordance with the Notice provisions set forth in Section 12.2. The other party will have the right to object to the delivery of the Deposit by sending written notice of such objection to Escrow Agent, with a copy to the other party, in accordance with the Notice provisions set forth in Section 12.2, within five (5) business days after Escrow Agent delivers a copy of the written demand to the objecting party but not thereafter. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice, Escrow Agent shall promptly send a copy thereof to the party that made the written demand for the Deposit.
(c)    In the event of any dispute between the parties regarding the Deposit, Escrow Agent shall disregard all instructions received and cause the Deposit to be held until the dispute is resolved and Escrow Agent is advised of this fact in writing by both Seller and Purchaser, or Escrow Agent is otherwise instructed by a final non-appealable judgment of a court of competent jurisdiction.
(d)    If Escrow Agent is uncertain as to its duties or rights hereunder or receives conflicting instructions, claims or demands from the parties hereto, or instructions which conflict with any of the provisions of this Agreement, Escrow Agent shall refrain from taking any action other than to cause the Deposit to be kept safely until Escrow Agent is instructed otherwise in a writing signed by both Seller and Purchaser, or by final non-appealable judgment of a court of competent jurisdiction.
(e)    Escrow Agent may rely upon, and will be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by Escrow Agent to be genuine and to have been signed or presented by the proper party or parties.
(f)    Seller and Purchaser shall jointly and severally hold Escrow Agent harmless against any loss, damage, liability or expense incurred by Escrow Agent not caused by its willful misconduct or gross negligence, arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability or participating in any legal proceeding. Escrow Agent may consult with counsel of its choice, and will have full and complete authorization and protection for any action taken or suffered by Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.
(g)    Escrow Agent may resign at will and be discharged from its duties or obligations hereunder by giving written notice to Purchaser and Seller of such resignation, which notice must specify the date when such resignation will take effect, provided that prior to the effective date of such resignation, a substitute escrow agent is jointly approved in writing by Seller and Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed,

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and Escrow Agent causes the Deposit to be delivered to such substitute escrow agent. After such resignation and delivery of the Deposit to such substitute escrow agent, Escrow Agent will have no further duties or liability under this Agreement with respect to the Deposit.
(h)    Purchaser and Seller, together, will have the right to terminate the appointment of Escrow Agent hereunder by giving to Escrow Agent joint written notice of such termination, specifying the date upon which such termination will take effect and designating a replacement escrow agent, who shall sign a counterpart of this Agreement. Upon demand of such successor escrow agent, Escrow Agent shall cause the Deposit to be delivered to such successor escrow agent and, following such delivery, the successor escrow agent will be deemed to have assumed all of Escrow Agent’s rights and obligations under this Agreement.
(i)    Escrow Agent’s agreements and obligations with respect to the Deposit will terminate and Escrow Agent will be discharged from further duties and obligations with respect to the Deposit upon final payment of the Deposit or, to the extent applicable, in each case, in accordance with the terms and conditions of this Agreement.
ARTICLE II
TITLE TO PROPERTY
2.1    Title.
(a)    Title to Real Property. Title to the Real Property shall be insurable at regular rates by a New Jersey licensed title insurance company selected by Purchaser (the “Title Insurer”), subject to (i) the exceptions set forth on Schedule 2.1 attached hereto, and as agreed to by Purchaser’s Title Insurer; and (ii) all other matters to which Purchaser does not object, or with respect to which Purchaser has been deemed to waive its objection, in accordance with Section 2.3, Section 2.4 and Section 2.5 of this Agreement (collectively, the “Permitted Exceptions”).
(b)    Title to Intangible Property. Title to the Intangible Property shall be conveyed in its then “AS IS, WHERE IS” condition without any representations or warranties, subject to any approvals or consents required to facilitate the assignment of any Intangible Property.
2.2    Right to Pay Off Monetary Encumbrances. Seller will have the right to pay off any monetary encumbrances against the Property on the Closing Date (as hereinafter defined) out of the cash then payable, provided (i) recordable instruments of release or discharge of such encumbrances are delivered to the Title Insurer at the Closing, or (ii) if the holder of the monetary encumbrance is an institutional lender, a payoff letter is delivered to the Title Insurer at the Closing.
2.3    Title Defects. No later than thirty (30) days after the Effective Date of this Agreement, Purchaser shall furnish to Seller a copy of an ALTA title insurance commitment for an owner’s title insurance policy (the “Title Commitment”) and Purchaser’s survey (the “Updated Survey”), if any, together with a statement specifying its objections to any matters disclosed by the Title Commitment or Updated Survey other than the Permitted Exceptions (“Purchaser’s Statement”). Seller shall notify Purchaser within three (3) business days after receipt of Purchaser’s Statement whether Seller will cure (and in what manner Seller will cure) the defects set forth in Purchaser’s Statement, provided, however, that Seller shall agree to remove each financial encumbrance such as a mortgage, judgment, lien for delinquent real estate taxes, attachment, mechanic’s lien, or any other monetary lien or encumbrance of a definite or ascertainable amount which may be removed by the payment of money (not to exceed Seller’s

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net proceeds from the Closing) which is revealed by the Title Commitment (a “Mandatory Discharge Item”) or take such other action that shall allow Title Insurer to omit the same as exceptions. If Seller fails to respond to Purchaser’s Statement within said three (3) business day period, Seller will be deemed to have elected not to remove the defects set forth in Purchaser’s Statement (other than the Mandatory Discharge Items). If Seller does not timely agree to cure any such defects (other than the Mandatory Discharge Items), Purchaser shall have the right, by written notice given to Seller and Escrow Agent within ten (10) days after the first to occur of Purchaser’s receipt of Seller’s response to Purchaser’s Statement and the expiration of the aforementioned three (3) business day response period, either to (i) waive the defects and close title without abatement or reduction of the Price (and each such waived defect shall be deemed a Permitted Exception), or (ii) terminate this Agreement and obtain a refund of the Deposit (other than the Independent Consideration). Upon such refund, all rights and obligations of the respective parties hereunder shall be null and void, except for those rights and obligations that expressly survive the termination of this Agreement. If Purchaser fails to select either option, then Purchaser shall be deemed to have elected option (i). Purchaser hereby acknowledges and agrees that TIME IS OF THE ESSENCE with respect to the timely delivery of Purchaser’s Statement and any termination notice pursuant to this Section 2.3.
2.4    Supplements to Title Commitment and Survey. If, after the delivery of Purchaser’s Statement, Purchaser obtains a supplement or update to the Title Commitment and/or the Updated Survey that discloses additional liens, encumbrances or other title exceptions first appearing of record after the effective date of the Title Commitment or the Updated Survey (“New Title Exceptions”), Purchaser shall have the right to object to such New Title Exceptions by delivering another Purchaser’s Statement to Seller within five (5) business days after Purchaser’s receipt of such supplement or update (but in no event after the Closing). Notwithstanding the foregoing, Purchaser will not have the right to object to (i) any Permitted Exceptions; (ii) any liens, encumbrances or other title exceptions which will be extinguished upon the transfer of the Real Property in accordance with this Agreement; or (iii) any liens, encumbrances or other title exceptions caused by Purchaser or any of Purchaser’s Representatives (as hereinafter defined). Seller shall notify Purchaser within five (5) business days after receipt of Purchaser’s Statement (such five (5) business day period being referred to herein as “Seller’s Response Period”), whether Seller will remove (and in what manner Seller will remove) any defects identified therein. If Seller fails to respond to Purchaser’s Statement within the applicable Seller’s Response Period, Seller will be deemed to have elected not to remove the defects set forth in Purchaser’s Statement. If Seller does not agree to remove any New Title Exception set forth in another Purchaser’s Statement, Purchaser, as its sole remedy, shall have the right to terminate this Agreement upon written notice to Seller and Escrow Agent within five (5) business days following the earlier of (1) the date Seller notifies Purchaser that Seller will not remove any New Title Exception, or (2) the expiration of the applicable Seller’s Response Period (if, pursuant to the above, Seller is deemed to have elected not to remove any such New Title Exception). If Purchaser timely terminates this Agreement in accordance with the immediately preceding sentence, Escrow Agent shall cause the Deposit (other than the Independent Consideration) to be returned to Purchaser and this Agreement and all rights and obligations of the parties hereunder will be null and void, except for those rights and obligations that expressly survive the termination of this Agreement. If Purchaser fails to timely terminate this Agreement in accordance with this Section 2.4, Purchaser shall be deemed to have irrevocably waived all New Title Exceptions (and the same will be deemed to be Permitted Exceptions) and agreed to close title without abatement or reduction of the Price. Notwithstanding anything to the contrary contained in this Agreement or in any document contemplated herein, citation to Permitted Exceptions may be omitted in whole or in part in the Deed (as hereinafter defined) without giving rise to any liability on Seller’s part, irrespective of any covenant or warranty by Seller that may be contained in the Deed (as defined below). Purchaser hereby acknowledges and agrees that TIME IS OF THE ESSENCE with respect to

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the timely delivery of Purchaser’s Statement and any termination notice pursuant to this Section 2.4. If, for any reason, with respect to any individual supplement or update to the Title Commitment or Updated Survey, Purchaser fails to timely (x) deliver a Purchaser’s Statement to Seller with respect to any New Title Exceptions contained therein, Purchaser will be deemed to have irrevocably waived all such New Title Exceptions set forth in such supplement or update to the Title Commitment or Updated Survey, other than Mandatory Discharge Items, and (y) thereafter deliver a termination notice to Seller pursuant to this Section 2.4, Purchaser will be deemed to have irrevocably waived any right to terminate this Agreement with respect to such New Title Exceptions pursuant to this Section 2.4.
2.5    Objections To Be Cured. In the event that Seller elects to cure any objection set forth on a Purchaser’s Statement (whether under Section 2.3 or Section 2.4 of this Agreement) (“Objections To Be Cured”), then Seller shall use good faith, commercially reasonable efforts to cure the Objections To Be Cured in accordance with Seller’s response to Purchaser’s Statement. If the Objections To Be Cured have not been cured by the date set for Closing, then the date for Closing hereunder (including, but not limited to, the Outside Closing Date, as hereinafter defined) may be extended, one or more times, at Seller’s option for the time necessary to cure the Objections To Be Cured, not to exceed sixty (60) days in the aggregate. If: (i) the Objections To Be Cured have not been cured at Closing and Seller does not elect to extend the time period to cure the Objections To Be Cured, or (ii) the Objections To Be Cured are not cured within said extended time period, if applicable, Seller shall not be deemed to be in default under this Agreement if Seller uses good faith, commercially reasonable efforts to cure same; provided, that, Seller has cured all of the Mandatory Discharge Items as of the Closing. If Seller fails to use good faith, commercially reasonable efforts to cure any Objection To Be Cured or fails to cure any Mandatory Discharge Item, Purchaser shall, in its sole discretion, within five (5) business days after the date set for Closing, as the same may have been extended by Seller as provided herein, either (1) waive the uncured Objections To Be Cured and/or Mandatory Discharge Items in writing and proceed to Closing without abatement or reduction of the Price (and each such waived Objection To Be Cured and/or Mandatory Discharge Item shall be deemed a Permitted Exception), or (2) pursue its remedies under Section 10.3(b) of this Agreement. If Purchaser fails to select either option (1) or option (2) in the immediately preceding sentence within said five (5) business day period, then Purchaser shall be deemed to have selected option (1). If, after using good faith, commercially reasonable efforts, Seller fails to cure any Objections To Be Cured and has cured all Mandatory Discharge Items, Seller shall not be deemed to be in default of its obligations under this Agreement and Purchaser’s sole and exclusive remedy shall be to either: (x) waive the Objection To Be Cured which was not cured and proceed to Closing without abatement or reduction of the Price (and each such waived Objection To Be Cured shall be deemed a Permitted Exception); or (y) terminate this Agreement, in which case, Escrow Agent shall cause the Deposit (other than the Independent Consideration) to be returned to Purchaser and this Agreement and all rights and obligations of the parties hereunder will be null and void, except for those rights and obligations that expressly survive the termination of this Agreement. Purchaser shall select either option (x) or option (y) in the immediately preceding sentence within five (5) business days after the date set for Closing, as the same may have been extended by Seller as provided herein. If Purchaser fails to select either option (x) or option (y) within said five (5) business day period, then Purchaser shall be deemed to have selected option (x). Purchaser hereby acknowledges and agrees that TIME IS OF THE ESSENCE with respect to the timely delivery of any termination notice pursuant to this Section 2.5.
ARTICLE III
DUE DILIGENCE
3.1    Due Diligence Termination. Subject to the terms and conditions of this Agreement, Purchaser shall have the right, during the period commencing on the Effective Date

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and expiring at 5:00 p.m. Eastern Time on the first (1st) business day occurring forty-five (45) days thereafter (such period, the “Due Diligence Period”), to inspect the Real Property and to investigate all matters relating thereto, including, but not limited to, existing zoning requirements, the physical condition of the Real Property, the environmental condition of the Real Property, and any other matters Purchaser deems relevant to its decision to purchase the Property. Purchaser will have the right, in its sole and absolute discretion, for any reason or no reason, to terminate this Agreement upon written notice to Seller and Escrow Agent (“Purchaser’s Due Diligence Termination Notice”) delivered prior to the expiration of the Due Diligence Period, or any agreed-upon extension of the Due Diligence Period, whereupon Escrow Agent shall promptly cause the Deposit (other than the Independent Consideration) to be returned to Purchaser and this Agreement and all rights and obligations of the parties hereunder will be null and void, except for those rights and obligations that expressly survive the termination of this Agreement. Purchaser hereby acknowledges that TIME IS OF THE ESSENCE with respect to the timely delivery of Purchaser’s Due Diligence Termination Notice prior to the expiration of the Due Diligence Period, or any agreed-upon extension of the Due Diligence Period. If, for any reason, Purchaser fails to deliver Purchaser’s Due Diligence Termination Notice to Seller and Escrow Agent prior to the expiration of the Due Diligence Period, or any agreed-upon extension of the Due Diligence Period, Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement pursuant to this Section 3.1.
3.2    Right of Entry.
(a)    Subject to the terms of this Agreement, Seller shall provide Purchaser’s Representatives (as defined below) access to the Real Property from time to time during the Due Diligence Period (with a minimum of two (2) business days prior notice) for the purpose of inspecting the Real Property and undertaking tests and studies, provided (i) Purchaser promptly repairs any damage to the Real Property caused by such entry, and (ii) Purchaser restores the Real Property to the condition that existed immediately prior to such entry. Notwithstanding the foregoing, Purchaser’s Representatives shall not undertake any soil borings, water samplings or undertake any other intrusive or invasive physical investigations of either the Land or any of the Improvements thereon without Seller’s prior written consent, which consent may be withheld in Seller’s sole and absolute discretion. Access to the Real Property shall be at reasonable times during regular business hours and shall not unreasonably interfere with the use and enjoyment of the Real Property, or the business or other activities conducted thereon, or the rights of any Seller Parties (as hereinafter defined). “Purchaser’s Representatives” means Purchaser and any officers, directors, employees, agents, consultants, contractors, partners, potential partners, potential lenders, representatives and attorneys of Purchaser or any direct or indirect owner of any beneficial interest in Purchaser who conducts due diligence or is otherwise involved in the transactions contemplated in this Agreement. “Seller Parties” means, collectively, (1) Seller; (2) Seller’s property manager (if any); (3) any direct or indirect owner of any beneficial interest in Seller; (4) any officer, director, employee, representative, or agent of Seller, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller; and (5) any other entity or individual affiliated or related in any way to any of the foregoing.
(b)    Prior to entering upon the Real Property, Purchaser shall deliver to Seller certificates reasonably satisfactory to Seller in all respects evidencing that Purchaser’s consultants and contractors, including any subcontractors, maintain commercial general liability insurance in an amount not less than One Million Dollars ($1,000,000.00), combined single limit in form and substance adequate to insure against all liability of Purchaser and its consultants and contractors, respectively, and each of their respective agents, employees and contractors, arising out of inspections and testing of the Real Property or any part thereof made on Purchaser’s behalf. Such insurance certificates shall be endorsed to name Seller, Seller’s property manager (if any), Seller’s lender (if any), and any parties designated by Seller as additional insureds with

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respect to the foregoing coverage. Purchaser shall indemnify, hold harmless and defend each of the Seller Parties from and against all claims, suits, actions, proceedings, losses, damages, liens, expenses and costs, including, without limitation, reasonable attorneys’ fees, arising out of or in any way related to or resulting from: (i) any Purchaser’s Representatives’ entry onto the Real Property or any acts or omissions of any Purchaser’s Representatives on or about the Real Property, including, without limitation, any investigations or inspections of any portion of the Real Property by any Purchaser’s Representatives, or (ii) any default by any Purchaser’s Representatives of its obligations under this Article III. The foregoing indemnity shall survive the Closing or any earlier termination of this Agreement.
(c)    Purchaser shall coordinate with Seller’s Representative (as defined below) at least two (2) business days prior to each visit to the Real Property by Purchaser or any of Purchaser’s Representatives and one or more representatives of Seller may accompany Purchaser’s Representatives during each such visit. “Seller’s Representative” is Sam Hernandez (cell: 732-496-0581; email: shernandez@commvault.com), or anyone designated by such person.
(d)    Notwithstanding anything to the contrary contained herein, Purchaser shall not engage or permit any Licensed Site Remediation Professional (or any person who reports to, or is supervised by, a Licensed Site Remediation Professional) to conduct any physical site investigation of the Real Property or any portion thereof. Purchaser shall have the right to engage a Licensed Site Remediation Professional to advise Purchaser with respect to the environmental condition of the Real Property and related compliance matters under Environmental Laws (as defined below), provided that, in no event shall Purchaser engage a Licensed Site Remediation Professional in connection with any activities that may require such Licensed Site Remediation Professional to: (i) report an “Immediate Environmental Concern” pursuant to the Site Remediation Reform Act, N.J.S.A. 58:10C-1 et seq., the regulations promulgated thereunder, and any amendment to such legislation or regulations promulgated thereunder from time to time (the “SRRA”), to the New Jersey Department of Environmental Protection or any other environmental regulatory agency; or (ii) otherwise communicate with the New Jersey Department of Environmental Protection or any other environmental regulatory agency. “Licensed Site Remediation Professional” has the meaning specified in the Site Remediation Reform Act, N.J.S.A. 58:10C-1 et seq., the regulations promulgated thereunder, and any amendment to such legislation or regulations from time to time.
3.3    Due Diligence Material. Within two (2) business days following the Effective Date, Seller shall make available for Purchaser’s review and inspection the documents and information described on Schedule 3.3 attached hereto (collectively, “Due Diligence Materials”). Seller shall provide Purchaser with such additional information and documents concerning the Property as Purchaser may reasonably request, provided such documents or information are in Seller’s possession or readily accessible to Seller. If this Agreement is terminated for any reason, Purchaser shall promptly return all copies of materials furnished by Seller or any Seller Party relating to the Property within the earlier of: (i) three (3) business days after Seller’s request and (ii) thirty (30) days after the termination of this Agreement, which obligation shall survive the termination of this Agreement. Purchaser acknowledges and understands that certain components of the Due Diligence Materials and other documents that may be provided to Purchaser by Seller and/or any of the Seller Parties may have been prepared by parties other than Seller. Purchaser further acknowledges and understands that, except for any express representations set forth in this Agreement, Seller makes no representations or warranties whatsoever, expressed or implied, with respect to the content, completeness, or accuracy of the Due Diligence Materials and/or any other documents provided by Seller and/or any of the Seller Parties. Purchaser acknowledges that it shall be making its decision on whether to purchase the Property based on its own due diligence investigations, rather than on the content of the Due Diligence Materials. Accordingly, Purchaser hereby releases Seller and the Seller

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Parties from any and all liabilities, claims, losses, damages, demands, judgments, and costs and expenses (including, but not limited to, reasonable fees and expenses for attorneys and other professional or expert fees and costs) asserted against, or incurred by, Purchaser by reason of Purchaser’s reliance on the content, completeness, or accuracy of the Due Diligence Materials or any other documents provided by Seller or any of the Seller Parties, except with respect to any express representations with respect thereto set forth in this Agreement.
3.4    Contact with Third Parties. Other than as set forth in Section 6.7 below, Purchaser’s Representatives shall not contact any governmental body, authority or official (including, without limitation, the Borough and/or FMERA, and any of their respective employees, officials and representatives) concerning any portion or aspect of the Property and/or the Trinity Hall Land Donation (as hereinafter defined), except for (i) routine inquiries by Purchaser’s environmental consultant in connection with the preparation of a Phase I environmental site assessment, and (ii) customary inquiries by the Title Insurer, Purchaser’s surveyor, or Purchaser’s zoning consultant or counsel in connection with the preparation of the Title Commitment or any Updated Survey or zoning analysis with respect to the Real Property, without, in each instance, Seller’s prior written consent, which consent may be withheld in Seller’s sole and absolute discretion.
3.5    Due Diligence Covenants.
(a)    Purchaser’s Representatives shall keep all Confidential Information (as hereinafter defined) confidential and shall not disclose any Confidential Information to any person, except that Purchaser’s Representatives may disclose Confidential Information (i) with the prior written consent of Seller, which may be withheld in Seller’s sole and absolute discretion, or (ii) to the extent a Purchaser’s Representative is required to disclose the same pursuant to a court order or applicable laws or regulations. “Confidential Information” means, collectively, all documents and information disclosed to Purchaser by or on behalf of Seller concerning the Property, including, without limitation, the Due Diligence Materials, and all of Purchaser’s Representatives’ findings in connection with their investigations of the Property. Purchaser will be responsible for any breach of this Section 3.5(a) by any of Purchaser’s Representatives and Purchaser shall, at its sole cost and expense, take reasonable measures (including, but not limited to, court proceedings) to restrain Purchaser’s Representatives from prohibited or unauthorized disclosure or use of any Confidential Information. The obligations of Purchaser under this Section 3.5(a) will survive any termination of this Agreement but will terminate with respect to the Property upon Purchaser’s acquisition of the Property.
(b)    Upon Seller’s written request (and only upon Purchaser’s receipt of such written request from Seller), Purchaser shall promptly deliver to Seller copies of the written results of any inspections, tests, studies, evaluations and/or investigations prepared by third parties for, or otherwise obtained by, any of Purchaser’s Representatives in connection with Purchaser’s due diligence investigation of the Property or any portion thereof. The obligations of Purchaser pursuant to this Section 3.5(b) will survive any termination of this Agreement.
(c)    If any lien is placed upon all or any portion of the Property as a result of the activities of any of Purchaser’s Representatives, Purchaser shall pay and discharge, or bond (through a bonding company reasonably satisfactory to Seller) and discharge, such lien within ten (10) days after the earlier of (i) the date written notice of such lien is delivered to Purchaser, and (ii) the date Purchaser otherwise obtains knowledge of such lien. This provision will survive any termination of this Agreement.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
4.1    Representations and Warranties of Seller. As an inducement to Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser that:
(a)    Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey. Seller has the power and authority to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement is the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. The execution and delivery of this Agreement by Seller and the performance of Seller’s obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which Seller is a party or by which Seller or the Property is bound. No other person or entity has an option, right of first refusal, or other right to purchase the Real Property, the Personal Property, and/or the Intangible Property that remains in force and effect.
(b)    The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated herein will not violate any provision of law, statute, rule or regulation to which Seller or the Property is subject or violate any judgment, order, writ, injunction or decree of any court applicable to Seller or the Property.
(c)    Except for (i) any publicly recorded documents; (ii) any agreements that are expressly contemplated by this Agreement to be executed at or prior to Closing; and (iii) agreements that have expired or been terminated, Seller has not entered into any agreements granting any rights of possession to any third party with respect to any portion of the Real Property that will be binding on Purchaser after the Closing.
(d)    There are no proceedings at law or in equity before any court, grand jury, administrative agency or other investigative agency, bureau or instrumentality of any kind pending or, to Seller’s Knowledge, threatened, against or affecting Seller or the Real Property that (i) involve the validity or enforceability of this Agreement or any other instrument or document to be delivered by Seller pursuant hereto, or (ii) enjoin, prevent or threaten to enjoin or prevent the performance of Seller’s obligations hereunder.
(e)    Except as otherwise expressly contemplated in this Agreement, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body, commission or authority is required in connection with the execution, delivery and performance by Seller of this Agreement.
(f)    Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980, Section 1445 of the Internal Revenue Code of 1986, as amended.
(g)    Seller is not in the hands of a receiver and no applications for the appointment of a receiver for Seller are pending. Seller has not made an assignment for the benefit of creditors or filed, or had filed against it, any petition in bankruptcy.
(h)    Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively referred to herein as the “Orders”). Neither Seller nor, to Seller’s knowledge, any beneficial

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owner of Seller: (1) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (2) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (3) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
(i)    As of the Effective Date, except as may be disclosed in the Due Diligence Materials, Seller has not received any written notice of any pending condemnation of the Real Property or any portion thereof.
(j)    All Due Diligence Materials furnished by Seller are, to Seller’s Knowledge, complete copies of said Due Diligence Materials that are in Seller’s possession.
(k)    Seller has provided Purchaser with any material contracts or agreements associated with the operation and maintenance of the Real Property (collectively, the “Service Contracts”), and all such Service Contracts are in full force and effect. The Service Contracts are listed on Schedule 4.1(k) attached hereto. Seller has not received written notice that Seller is in material violation of, or default under (and to Seller’s Knowledge there does not exist any event or condition which, after notice or lapse of time or both, would constitute such a default under) any terms of such Service Contracts. Purchaser shall notify Seller in writing prior to the expiration of the Due Diligence Period, or any agreed upon extension of the Due Diligence Period, whether Purchaser desires to receive an assignment of and to assume Seller’s rights and obligations under any of the Service Contracts on the Closing Date, which notice shall specify the Service Contracts to be assigned by Seller and assumed by Purchaser (the “Assumed Contracts”). Seller shall terminate as of the Closing Date all other Service Contracts that Purchaser has not identified as Assumed Contracts. In the event that any of the Assumed Contracts require notice and/or consent from any party in connection with the assignment thereof to Purchaser, Seller shall provide all required notices, and shall use good faith, commercially reasonable efforts to obtain all required consents from such parties. If any of the Assumed Contracts require payment of any transfer fee, assignment fee, or any other fees or charges in connection with the assignment thereof to Purchaser, Purchaser shall be responsible for the payment of all such fees, and Seller shall receive a credit from Purchaser at Closing in the aggregate amount of all such fees.
(l)    Seller has not received written notice that it is in material violation of, or default under, the Redevelopment Agreement, the Roadway Improvements Developer’s Agreement or the Financial Agreement.
(m)    Seller has made available to Purchaser certain financial information related to the Real Property as part of the Due Diligence Materials; including, but not limited to, statements of revenue and expenses associated with operating and maintaining the Real Property as listed on Schedule 3.3. As of the Effective Date, there has been no Material and Adverse change (as hereinafter defined) with respect to such financial information since the date on which such financial information was made available to Purchaser.
(n)    To Seller’s Knowledge, Seller has complied with all laws relating to the employment of labor related to the operation and maintenance of the Real Property in all material respects, including any provisions thereof relating to: (A) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay, fringe benefits, employee benefits, health insurance continuation (COBRA), and the payment and/or accrual of the same and all insurance and all

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other costs and expenses applicable thereto; (B) unlawful, wrongful, or retaliatory or discriminatory employment or labor practices; (C) occupational health and safety standards; or (D) plant closing, mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws, driver regulations, and other employment laws, and has not received any notification from any state agency or department related to any alleged non-compliance with the same. Seller is not a party to any collective bargaining agreement or other labor union contract applicable to its employees.
(o)    The employment of each employee of Seller who is engaged in the operation or maintenance of the Real Property is terminable at will without cost to Seller except for payments of accrued salaries or wages, severance payments, and vacation pay.
(p)    To Seller’s Knowledge, no employee of Seller, who is engaged in the operation or maintenance of the Real Property, has any proceeding against Seller or any threatened proceeding (whether under law, any employment agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages, salaries, bonuses or commissions, other than wages or salaries for the current payroll period, (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve month period immediately prior to the Closing Date, (iv) employee benefits, (v) alleged unlawful, unfair, wrongful, retaliatory, or discriminatory employment or labor practices, (vi) alleged breach of contract arising under an individual agreement or any other employment covenant whether express or implied, (vii) alleged violation of any law regarding minimum wages or maximum hours of work, (viii) alleged violation of occupational safety and health standards, (ix) alleged tort violations, or (x) alleged violations of immigration, workers’ compensation, disability discrimination, unemployment compensation, protected leave, whistleblower laws, or other employment or labor relations laws (collectively “Employment Claim”). Seller has made all required payments to the relevant unemployment compensation reserve account with the appropriate governmental authority with respect to its employees and such accounts have positive balances. Seller agrees to indemnify Purchaser and hold Purchaser harmless of and from any and all loss, cost, damage, injury or expense arising out of, or in any way related to, assertions by any other person of an Employment Claim that accrued and is factually based upon acts or omissions taking place prior to the Closing. The provisions of this Section 4.1(p) will survive the Closing.
(q)    All employees of Seller, who are engaged in the operation and maintenance of the Real Property, have been or will have been, on or before the Closing Date, paid in full by Seller for all earned wages, salaries, commissions, bonuses and other compensation for all services performed by such employees up to and including the last day of the most recently concluded regular pay period of Seller concluding on or prior to the Closing Date. In the event that the Closing Date occurs during the middle of a pay period, pre-closing wages shall be allocated such that Purchaser receives a credit for all wages due and owing to employees earned but not paid prior to the Closing Date.
(r)    To Seller’s Knowledge, Seller has not unlawfully classified any of its employees who have worked for Seller with regard to the operation and maintenance of the Real Property at any time as independent contractors in violation of any applicable law.
4.2    Survival. Subject to Section 4.3 and Section 4.4 of this Agreement, the truth, accuracy and completeness of each of the representations and warranties of Seller as of the Effective Date, and as of the Closing Date, will constitute a condition precedent to the obligations of Purchaser hereunder. Each such representation and warranty will survive the Closing Date for a period of six (6) months, with the exception of the indemnification and hold

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harmless provisions contained in Section 4.1(p) which shall survive without any contractual termination.
4.3    Seller’s Knowledge. References to the “knowledge” of Seller (“Seller’s Knowledge”) means only the current actual knowledge of Sam Hernandez (the “Seller Knowledge Party”). Seller represents that as of the Effective Date of this Agreement, the Seller Knowledge Party is the person having either direct day-to-day responsibility for the matters that are the subject of the representations and warranties that are made to Seller’s Knowledge in this Agreement, or primary supervisory responsibility for such matters. The Seller Knowledge Party has no personal duty (imposed or implied) to investigate, inspect or audit any files or documents in the possession or control of Seller, or make any other inquiries, pertaining to the representations or warranties made by Seller in Section 4.1 of this Agreement. Purchaser acknowledges and agrees that, in no event will the Seller Knowledge Party have any personal liability arising from a default by Seller under this Agreement, including, without limitation, any breach of a representation or warranty by Seller. To the extent that, prior to expiration of the Due Diligence Period, Purchaser is “deemed to know” (as such phrase is defined below) that any of Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, then Seller’s representations and warranties shall be deemed modified to reflect Purchaser’s deemed knowledge. If, prior to Closing, either Seller or Purchaser obtains actual knowledge that any of the representations or warranties made in this Agreement are untrue, inaccurate or incorrect, such party shall give the other party written notice not less than five (5) business days after its discovery of such misrepresentation or breach of warranty (but, in any event, prior to the Closing), and provided that the Closing may be adjourned to the extent of any discovery of any misrepresentation or breach of warranty within five (5) business days of Closing to allow for not more than five (5) business days prior notice before the Closing. Purchaser will be “deemed to know”, or have “deemed knowledge” of, any fact, circumstance or information if (i) Purchaser or any of Purchaser’s Representatives has actual knowledge of a particular fact or circumstance or information that is inconsistent with any of Seller’s representations and warranties, or (ii) this Agreement, any documents delivered pursuant to Section 3.3 and/or Section 8.2 of this Agreement, or any reports prepared or obtained by Purchaser or any of Purchaser’s Representatives in connection with Purchaser’s due diligence disclose a particular fact or circumstance or contain information that is inconsistent with any of Seller’s representations and warranties.
4.4    Breach of Representations and Warranties. Subject to Section 4.3 of this Agreement, if any representation or warranty of Seller shall fail to be true in any Material and Adverse (as hereinafter defined) respect when made on the Effective Date and, as a result thereof, the Closing does not occur, Purchaser will be entitled to the remedies set forth in Section 10.3(b) (subject to the limitations contained therein). If any representation or warranty of Seller becomes untrue in any Material and Adverse respect after the Effective Date and the Closing occurs, then Purchaser will be entitled to the remedies set forth in Section 10.3(d) (subject to the limitations set forth therein), provided, that, Purchaser will be deemed to have waived such misrepresentation or breach of warranty and not be entitled to the remedies set forth in Section 10.3(d) if Purchaser is deemed to have knowledge of any such misrepresentation or breach of warranty before the Closing. If any representation or warranty of Seller shall fail to be true, but such untrue representation or warranty is not Material and Adverse, Purchaser will be deemed to have waived such misrepresentation or breach of warranty, and Purchaser shall consummate the purchase of the Property without any reduction in, or credit against, the Price. For purposes of this Agreement, any untrue representation or warranty shall be deemed to be “Material and Adverse” if, when taken together with all other untrue representations and warranties discovered by Purchaser after the expiration of the Due Diligence Period and prior to Closing, Purchaser, in Purchaser’s reasonable discretion, would suffer actual damages in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate. Seller shall have the option to

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adjourn the Closing for a period not to exceed sixty (60) days beyond the date scheduled for the Closing in order to make any representation or warranty of Seller true. Notwithstanding anything to the contrary set forth in this Section 4.4 or elsewhere in this Agreement, with respect to Seller’s representation set forth in Section 4.1(m) above: (i) Seller shall not be required to re-certify the continuing accuracy of this representation as of the Closing Date; (ii) Purchaser shall not have the right to bring any claims against Seller, including, but not limited to, any claims pursuant to this Section 4.4 or pursuant to Section 10.3(d) below, in the event that this representation is no longer true as of the Closing Date; and (iii) in the event that as of the Closing Date, the total gross average monthly expenses of operating and maintaining the Real Property (excluding any unanticipated, non-recurring expenses) have increased by more than fifteen percent (15%) over the total gross average monthly expenses of operating and maintaining the Real Property incurred by Seller for 2022 as shown in the Due Diligence Materials, then Purchaser shall have the right to terminate this Agreement, whereupon Escrow Agent shall promptly cause the Deposit (other than the Independent Consideration) to be returned to Purchaser and this Agreement and all rights and obligations of the parties hereunder will be null and void, except for those rights and obligations that expressly survive the termination of this Agreement. The provisions of this Section 4.4 shall survive the Closing or termination of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
5.1    Representations and Warranties of Purchaser. As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller that:
(a)    Purchaser is a limited liability company, or other business entity, duly organized, validly existing and in good standing under the laws of the State of New Jersey. Purchaser has the power and authority to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement is the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. The execution and delivery of this Agreement by Purchaser and the performance of Purchaser’s obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which Purchaser is a party or by which it is bound.
(b)    The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby in the manner contemplated herein will not violate any provision of law, statute, rule or regulation to which Purchaser is subject or violate any judgment, order, writ, injunction or decree of any court applicable to Purchaser.
(c)    Except as otherwise expressly contemplated in this Agreement, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body, commission or authority is required in connection with the execution, delivery and performance by Purchaser of this Agreement.
(d)    Purchaser is not in the hands of a receiver nor is an application for the appointment of a receiver pending. Purchaser has not made an assignment for the benefit of creditors or filed, or had filed against it, any petition in bankruptcy.
(e)    Purchaser is not, and is not acting on behalf of, an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of

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1986, as amended, or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3101 of any such employee benefit plan or plans.
(f)    Purchaser is in compliance with the Orders. Neither Purchaser nor, to Purchaser’s knowledge, any beneficial owner of Purchaser: (1) is listed on the Lists, (2) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (3) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
(g)    Purchaser (i) is an experienced, sophisticated purchaser of properties similar to the Property, (ii) is capable of evaluating the merits and risks of purchasing the Property, and (iii) understands and is able to bear the economic risks of purchasing the Property.
5.2    Survival. The truth, accuracy and completeness of each of the representations and warranties of Purchaser as of the date hereof, and as of the Closing Date, will be a condition precedent to the obligations of Seller hereof. Each such representation and warranty will survive the Closing Date for a period of six (6) months.
ARTICLE VI
OTHER COVENANTS AND AGREEMENTS
6.1    Maintenance of Real Property. Seller shall cause the Real Property to be maintained in substantially the same condition as now maintained and shall operate the Real Property in substantially the same manner as Seller has heretofore operated the same, ordinary wear and tear, casualty and condemnation excepted.
6.2    Legal Requirements. Prior to Closing, Seller shall perform all of Seller’s obligations, if any, under applicable law to the extent required to be performed for the period prior to Closing.
6.3    Bulk Sales. No later than ten (10) business days prior to the Closing Date, Purchaser shall file with the State of New Jersey, Division of Taxation (the “Division”), a Notification of Sale, Transfer, or Assignment in Bulk (Form C-9600), together with a copy of this Agreement. Purchaser shall deliver a copy of Purchaser’s Notification of Sale, Transfer, or Assignment in Bulk (Form C-9600) to Seller simultaneously with Purchaser’s filing with the Division. At Purchaser’s request, Seller shall provide Purchaser with such information regarding Seller and/or the Property as may be required for Purchaser to complete such Notification of Sale, Transfer, or Assignment in Bulk (Form C-9600). If requested by Seller, Purchaser shall include with Purchaser’s filing Seller’s completed Asset Transfer Tax Declaration (Form TTD). Purchaser will have the right to hold back a portion of the Price which is required by the Division in connection with the transaction contemplated by this Agreement, and/or in connection with the transfer of title contemplated by the Firehouse Parcel PSA (as hereinafter defined), which aggregate amount (together with interest accrued thereon, if any, the “Division Escrow”) shall be held in escrow by Escrow Agent pursuant to an escrow agreement in the form of Exhibit B attached hereto (the “Bulk Sales Escrow Agreement”). Purchaser and Seller agree to be bound by the escrow requirements imposed by the Division, including the adjustment of the Division Escrow amount. Seller will have the right to contest any amounts claimed to be owed by Seller to the Division, provided, that (i) Purchaser will be entitled to comply with all instructions of the Division, and (ii) the Closing will not be delayed as a result thereof.
6.4    Occupancy Certificates. If any governmental authority requires that certificates of occupancy, certificates of continued occupancy, smoke detector certifications or other inspection

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or occupancy certificates (collectively, “Occupancy Certificates”) be obtained in connection with the conveyance of the Property to Purchaser, Seller shall, at its sole cost, obtain such Occupancy Certificates and make any repairs, replacements, alterations and changes to the Property required in connection therewith prior to the Closing; provided, however, that, if the cost of any such repairs, replacements, alterations and/or changes (collectively, “Repair Costs”) are reasonably estimated by Seller to equal or exceed Twenty-Five Thousand and 00/100 Dollars ($25,000.00) in the aggregate (the “Repair Costs Cap”), Seller will have the right to terminate this Agreement upon written notice to Purchaser (such notice, “Seller’s CCO Termination Notice”), whereupon Escrow Agent shall cause the Deposit (other than the Independent Consideration) to be returned to Purchaser, and all rights and obligations of the parties hereunder will be null and void, except for those rights and obligations that expressly survive the termination of this Agreement. Notwithstanding the foregoing, Purchaser will have the right to nullify Seller’s CCO Termination Notice by delivering a Nullification Notice to Seller within five (5) business days of the date Seller’s CCO Termination Notice is delivered to Purchaser. “Nullification Notice” means a written notice in which Purchaser agrees to reimburse Seller at Closing for all Repair Costs in excess of the Repair Costs Cap. Seller will have the right to adjourn the Closing Date and/or the Outside Closing Date, as the case may be, for up to sixty (60) days to obtain the requisite Occupancy Certificates and make any repairs, replacements, alterations and changes to the Property required in connection therewith.
6.5    Urban Renewal Entity. Prior to the Closing, Purchaser shall assign this Agreement to a Permitted Assignee (as hereinafter defined) that is a New Jersey urban renewal entity formed by Purchaser and qualified to do business under the provisions of the Long Term Tax Exemption Law of 1992, as amended and supplemented to date, N.J.S.A. 40A: 20-1, et seq., which entity shall not have an interest in any other real property other than the Real Property and the Firehouse Parcel and the Vacant Parcel (as each such term is hereinafter defined).
6.6    Trinity Hall Land Donation. After the Closing, at no cost or expense to Seller, Purchaser shall cause a portion of the Land, in a location, size and configuration determined by Purchaser, to be dedicated to Trinity Hall High School, whose existing facilities are contiguous to the Land (the “Trinity Hall Land Donation”). Purchaser’s obligations pursuant to this Section 6.6 shall survive the Closing.
6.7    Consent to Assignment of Agreements. Seller shall use good faith, commercially reasonable efforts to obtain prior to the Closing: (i) the consent and approval of the Borough to the assignment by Seller and the assumption by Purchaser’s Permitted Assignee of the Financial Agreement; and (ii) the consent and approval of the Borough and FMERA to the assignment by Seller and the assumption by Purchaser’s Permitted Assignee of the Redevelopment Agreement and the Roadway Improvements Developer’s Agreement. Prior to the Closing, Seller shall cause its affiliate, CommVault Systems, Inc., to assign to Seller all of its right, title and interest in and to the Redevelopment Agreement and the Roadway Improvements Developer’s Agreement. Purchaser shall reasonably cooperate with Seller’s efforts under this Section 6.7, including, without limitation, providing information relative to Purchaser’s financial wherewithal and prior development experience, and shall have the right to attend and participate in all meetings with FMERA and Borough officials; provided, however, Seller shall initiate all such initial introductions and meetings, and otherwise take the lead in coordinating all efforts to obtain the required consents prior to Closing. Notwithstanding the foregoing, Purchaser and Purchaser’s counsel shall have the right to independently contact any representative of the Borough and/or FMERA regarding the transfer of the Real Property as contemplated herein and the requirements of the Redevelopment Agreement, the Roadway Improvements Developer’s Agreement and/or the Financial Agreement; provided, however, that Purchaser and Purchaser’s counsel shall promptly provide Seller and Seller’s counsel with copies of all incoming and outgoing written communications (including email communications) regarding same, and Seller and Seller’s

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counsel shall be given reasonable advance notice (which may be by email only) of all meetings and conferences (whether virtual, telephonic or in person) with the Borough or FMERA and Seller and Seller’s counsel shall have the right to attend and participate in the same. Purchaser and Seller acknowledge and agree that, provided Seller uses good faith, commercially reasonable efforts to obtain the consent and approval of the Borough and FMERA to the assignment by Seller and the assumption by Purchaser’s Permitted Assignee of the Financial Agreement, the Redevelopment Agreement and the Roadway Improvements Developer’s Agreement, as applicable, prior to the Closing, Seller’s failure to obtain such consent and approval shall not constitute a default by Seller under this Agreement.
6.8    Data Center Lease and Office Space Lease. At Closing, Seller and Purchaser shall execute and deliver: (i) a lease agreement by and between Seller, as tenant, and Purchaser, as landlord, with respect to the existing data center located on the first (1st) floor of the Building (the “Data Center Lease”); and (ii) a lease agreement by and between Seller, as tenant, and Purchaser, as landlord, with respect to office space located on the first (1st) floor of the Building (the “Office Space Lease”), forms of which shall be agreed upon by Seller and Purchaser prior to the expiration of the Due Diligence Period, as the same may be extended by agreement of the parties. The demised premises under the Data Center Lease and the demised premises under the Office Space Lease shall be collectively referred to herein as “Seller’s Leased Premises”. Notwithstanding the foregoing, if mutually agreed by the parties, the Data Center Lease and the Office Space Lease may be consolidated into a single, comprehensive lease agreement demising the Seller’s Leased Premises to Seller.
6.9    Definitive Documentation. If, despite diligent and good faith efforts, the parties fail to negotiate and agree upon the Data Center Lease and/or the Office Space Lease, or alternatively a single consolidated lease agreement demising all of the Seller’s Leased Premises to Seller (collectively, the “Definitive Documentation”) prior to the expiration of the Due Diligence Period, as the same may be extended by agreement of the parties, Seller shall have the right to terminate this Agreement until the date that the parties agree upon the forms of the Definitive Documentation, by delivering a written termination notice to Purchaser and Escrow Agent, in which event, Escrow Agent shall return the Deposit (other than the Independent Consideration) to Purchaser and all rights and obligations of the parties under this Agreement shall be null and void, except for those rights and obligations that expressly survive the termination of this Agreement; provided, however, that following the expiration of the Due Diligence Period, as the same may be extended by agreement of the parties, and until Seller terminates this Agreement pursuant to the foregoing, Seller and Purchaser shall each continue to use diligent and good faith efforts to negotiate and agree upon the Definitive Documentation.
ARTICLE VII
DAMAGE, DESTRUCTION AND CONDEMNATION
7.1    Casualty. The risk of loss or damage to the Improvements by fire or other casualty before the delivery of the Deed (as hereinafter defined) is assumed by Seller, except to the extent that any such loss or damage is caused by Purchaser or any of Purchaser’s Representatives. In the event of any damage to or destruction of the Improvements due to fire or any other cause or hazard, Seller shall promptly give written notice thereof to Purchaser describing such damage. If either (i) the cost to restore the Improvements to substantially the same condition as existed prior to the damage (the “Estimated Restoration Cost”) is estimated by a contractor or architect selected by Seller and reasonably acceptable to Purchaser (an “Approved Consultant”) to be in excess of Four Million and 00/100 Dollars ($4,000,000.00); or (ii) the time reasonably required to restore the Improvements to substantially the same condition as existed prior to the damage (the “Estimated Restoration Time”) is estimated by the Approved Consultant to be in excess of twelve (12) months from the date of the casualty loss or damage to

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the Improvements, then Purchaser will have the right to terminate this Agreement by delivering a written termination notice to Seller within fifteen (15) days after the date an Approved Consultant delivers a written estimate of the Estimated Restoration Cost and the Estimated Restoration Time to Seller and Purchaser. If, following a casualty, this Agreement is not terminated pursuant to this Section 7.1, then, at Closing, (1) Seller shall assign to Purchaser all of Seller’s right, title and interest in and to any casualty insurance proceeds due to Seller with respect to such casualty (but only to the extent that the proceeds do not exceed the Price), and (2) Purchaser will receive a credit against the Price in an amount equal to the sum of (x) the deductible under Seller’s property insurance policy, and (y) the casualty insurance proceeds actually received by Seller in connection with such casualty, less any repair, restoration or other costs actually incurred by Seller in connection with such casualty. If this Agreement is terminated pursuant to this Section 7.1, Escrow Agent shall cause the Deposit (other than the Independent Consideration) to be returned to Purchaser, and all rights and obligations of the parties hereunder will be null and void, except for those rights and obligations that expressly survive the termination of this Agreement. Purchaser hereby acknowledges and agrees that TIME IS OF THE ESSENCE with respect to the timely delivery of any termination notice pursuant to this Section 7.1. If, for any reason, Purchaser fails to timely deliver a termination notice to Seller in accordance with this Section 7.1, Purchaser will be deemed to have irrevocably waived any right to terminate this Agreement pursuant to this Section 7.1 with respect to the applicable casualty.
7.2    Condemnation. If any proceedings or negotiations are instituted which do or are reasonably likely to result in a taking (other than a temporary taking) by condemnation or eminent domain of any portion of the Real Property, Seller shall promptly notify Purchaser in writing thereof, describing the nature and extent thereof. If such taking is a Material Taking (as hereinafter defined), Purchaser may, at any time within fifteen (15) days after receipt by Purchaser of notice from Seller of such Material Taking, terminate this Agreement by written notice to Seller, whereupon Escrow Agent shall cause the Deposit (other than the Independent Consideration) to be returned to Purchaser, and all rights and obligations of the parties hereunder will be null and void, except for those rights and obligations that expressly survive the termination of this Agreement. In the event Purchaser does not terminate this Agreement by reason of any such Material Taking, or, in the event of any other taking that is not a Material Taking, then the sale of the Property shall be consummated as herein provided and Seller shall assign to Purchaser on the Closing Date all of Seller’s right, title and interest in and to all awards payable by reason thereof and shall pay over to Purchaser all amounts theretofore received by Seller in connection with such taking, less any repair, restoration or other costs actually incurred by Seller in connection with such taking. “Material Taking” means a permanent taking of ten percent (10%) or more of the Improvements located on the Land or any taking that materially and adversely affects access to the Real Property. For the avoidance of doubt, the definition of “Material Taking” does not mean or include mere investigations by a condemning authority to determine whether or not to proceed under power of eminent domain or any taking that will be for a temporary period not reasonably expected to exceed one (1) year. Purchaser hereby acknowledges and agrees that TIME IS OF THE ESSENCE with respect to the timely delivery of any termination notice pursuant to this Section 7.2. If, for any reason, Purchaser fails to timely deliver a termination notice to Seller in accordance with this Section 7.2, Purchaser will be deemed to have irrevocably waived any right to terminate this Agreement pursuant to this Section 7.2 with respect to the applicable Material Taking.
ARTICLE VIII
CLOSING DATE AND DELIVERY OF DOCUMENTS
8.1    Closing Date. The closing of the transactions contemplated herein (the “Closing”) shall be conducted within sixty (60) days after the expiration of the Due Diligence

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Period (the “Closing Date”), but in any event no later than May 31, 2023 (the “Outside Closing Date”); subject, however, only to Seller’s or Purchaser’s right to extend the Closing Date and/or the Outside Closing Date, as the case may be, as expressly provided elsewhere in this Agreement, or automatically resulting from either: (i) the pre-closing condition identified in Section 8.5(c) regarding required consents by the Borough and FMERA being unsatisfied, provided that Purchaser and Seller shall continue to diligently cooperate in good faith to obtain the required consents set forth in Section 8.5(c) and once said consents have been obtained and the pre-closing condition set forth in Section 8.5(c) has been satisfied, the Closing shall be held within ten (10) business days thereafter; or (ii) the expiration of the Due Diligence Period landing on a date that is less than sixty (60) days from May 31, 2023, in which case the Closing Date shall automatically be re-scheduled for the date that is sixty (60) days after the expiration of the Due Diligence Period. Purchaser shall be entitled to one (1) unilateral extension of any agreed-upon Closing Date for a period of fourteen (14) days, without any additional consideration for the extension. Any further extensions will be in a maximum of seven (7) day increments, shall require Purchaser to make an additional $50,000 payment for each such further extension of the Closing Date by wire transfer of immediately available federal funds to Escrow Agent (each, an “Extension Payment”) made contemporaneously with Purchaser’s and Seller’s written memorialization of such further extension, and shall be subject to Seller’s agreement to any such further extensions, in Seller’s sole and absolute discretion. All Extension Payments shall be non-refundable to Purchaser (except only in the event of a default by Seller hereunder beyond any applicable notice and cure period), but shall be applied as credits against the remaining balance of the Purchase Price in the event that the Closing occurs. The Closing shall be conducted through an escrow closing with Escrow Agent (the “Closing Agent”) serving as the closing agent.
8.2    Documents to be Delivered by Seller. On the Closing Date, Seller shall deliver to the Closing Agent the following documents:
(a)    duly executed Deed of Bargain and Sale with Covenant Against Grantor’s Acts in the form of Exhibit C attached hereto (the “Deed”) conveying the Real Property, together with a duly executed Affidavit of Consideration for Use by Seller (RTF-1) and a duly executed Seller’s Residency Certification/Exemption (GIT/REP-3);
(b)    duly executed Affidavit of Title in the form of Exhibit D attached hereto;
(c)    duly executed FIRPTA Affidavit of Seller in the form of Exhibit E attached hereto;
(d)    duly executed certificate, dated the Closing Date, stating that the representations and warranties contained in Section 4.1 of this Agreement (except for the representation set forth in Section 4.1(m)) are true, correct and complete in all material respects as of such date;
(e)    duly executed Assignment and Assumption Agreement in the form of Exhibit F attached hereto (the “Assignment”);
(f)    duly executed Bill of Sale in form of Exhibit G attached hereto (the “Bill of Sale”);
(g)    duly executed Bulk Sales Escrow Agreement, if any;
(h)    the Occupancy Certificates, to the extent required;

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(i)    duly executed Definitive Documentation;
(j)    duly executed statement showing all closing prorations (the “Closing Statement”);
(k)    documentation such as resolutions, President’s Certificate, Secretary’s Certificate, or other documents to establish to the Title Insurer’s reasonable satisfaction the due authorization of Seller’s execution and delivery of all documents contemplated by this Agreement; and
(l)    such other documents and instruments as Purchaser or the Title Insurer may reasonably request to consummate the transactions contemplated by this Agreement.
8.3    Documents to be Delivered by Purchaser. On the Closing Date, Purchaser shall deliver to the Closing Agent the following documents:
(a)    duly executed certificate, dated as of the Closing Date, stating that the representations and warranties contained in Section 5.1 of this Agreement are true, correct and complete in all material respects as of such date;
(b)    duly executed Assignment;
(c)    duly executed Bulk Sales Escrow Agreement, if any;
(d)    duly executed Definitive Documentation;
(e)    duly executed Closing Statement;
(f)    documentation such as resolutions, President’s Certificate, Secretary’s Certificate, or other documents to establish, to the Title Insurer’s reasonable satisfaction, the due authorization of Purchaser’s execution and delivery of all documents contemplated by this Agreement; and
(g)    such other documents and instruments as Seller or the Title Insurer may reasonably request to consummate the transactions contemplated by this Agreement.
8.4    Form 1099-S. On the Closing Date, Seller and Purchaser shall instruct the Closing Agent to file a Form 1099-S with the Internal Revenue Service.
8.5    Conditions to Seller’s Obligations. The obligation of Seller to transfer the Property to Purchaser and to otherwise consummate the transactions contemplated hereby shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:
(a)    Delivery of Price. Purchaser shall deliver the Price to Seller.
(b)    Continuation of Representations and Warranties. All of the representations and warranties of Purchaser contained in this Agreement shall have been true, correct and complete when made and on the Closing Date, as if made originally on the Closing Date.
(c)    Consent to Assignment of Agreements. The consent and approval of (i) the Borough to the assignment by Seller and the assumption by Purchaser’s Permitted Assignee of the Financial Agreement; and (ii) the Borough and FMERA to the assignment by Seller and

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the assumption by Purchaser’s Permitted Assignee of the Redevelopment Agreement and the Roadway Improvements Developer’s Agreement, on terms and conditions that are reasonably acceptable to Seller and Purchaser. For the sake of clarity, the condition precedent to Closing set forth in this Section 8.5(c) shall only be deemed to have been unsatisfied if FMERA and/or the Borough either refuse to grant their consent outright, or their grant of consent is conditioned upon a material limitation or elimination of any existing material right, or the imposition of any new, material requirement or liability, under the Redevelopment Agreement, the Roadway Improvements Developer’s Agreement or the Financial Agreement. Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.5(c) or pursuant to Section 6.7 above if FMERA and/or the Borough fail or refuse to provide their consent on terms and conditions that are more favorable than those that are contained in the Redevelopment Agreement, the Roadway Improvements Developer’s Agreement, or the Financial Agreement as of the Effective Date.
(d)    Purchaser’s Compliance with Covenants, etc. Purchaser shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder, including, without limitation, the delivery of all documents and other items to be delivered under this Agreement.
The obligation of Seller to close the transaction contemplated herein is subject to the express conditions precedent set forth in this Section 8.5 (collectively, the “Seller’s Closing Conditions”), each of which is for the benefit of Seller and may be waived at any time by written notice thereof from Seller to Purchaser. The waiver of any particular condition precedent shall not constitute the waiver of any other. For the avoidance of doubt, Seller’s election to waive any particular condition precedent in this Section 8.5 shall not constitute the waiver of any other condition precedent or a waiver of any of the corresponding Purchaser’s Closing Conditions set forth in Section 8.6 of this Agreement.
8.6    Conditions to Purchaser’s Obligations. Purchaser’s obligation to pay the Price to purchase the Property, and otherwise consummate the transactions contemplated hereby shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:
(a)    Continuation of Representations and Warranties Contingency. With the exception of the Seller representation set forth in Section 4.1(m) above, all of the representations and warranties of Seller contained in this Agreement shall be true, correct and complete in all material respects as of the Closing Date as if made originally on the Closing Date, subject, in each case, to the provisions of Section 4.3 and Section 4.4 above.
(b)    Consent to Assignment of Agreements. The consent and approval of (i) the Borough to the assignment by Seller and the assumption by Purchaser’s Permitted Assignee of the Financial Agreement; and (ii) the Borough and FMERA to the assignment by Seller and the assumption by Purchaser’s Permitted Assignee of the Redevelopment Agreement and the Roadway Improvements Developer’s Agreement, on terms and conditions that are reasonably acceptable to Seller and Purchaser. For the sake of clarity, the condition precedent to Closing set forth in this Section 8.6(b) shall only be deemed to have been unsatisfied if FMERA and/or the Borough either refuse to grant their consent outright, or their grant of consent is conditioned upon a material limitation or elimination of any existing material right, or the imposition of any new, material requirement or liability, under the Redevelopment Agreement, the Roadway Improvements Developer’s Agreement or the Financial Agreement. Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.6(b) or pursuant to Section 6.7 above if FMERA and/or the Borough fail or refuse to provide their consent on terms and conditions that are more favorable than those that are contained in the Redevelopment Agreement, the Roadway Improvements Developer’s Agreement, or the Financial Agreement as of the Effective Date.

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(c)    Seller’s Compliance with Covenants, etc. Seller shall have performed, observed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder, including, without limitation, the delivery of all documents and other items to be delivered under this Agreement.
The obligation of Purchaser to close the transaction contemplated herein is subject to the express conditions precedent set forth in this Section 8.6 (collectively, the “Purchaser’s Closing Conditions”), each of which is for the benefit of Purchaser and may be waived at any time by written notice thereof from Purchaser to Seller. The waiver of any particular condition precedent shall not constitute the waiver of any other. For the avoidance of doubt, Purchaser’s election to waive any particular condition precedent in this Section 8.6 shall not constitute the waiver of any other condition precedent or a waiver of any of the corresponding Seller’s Closing Conditions set forth in Section 8.5 of this Agreement.
ARTICLE IX
CLOSING ADJUSTMENTS
9.1    Adjustment Time. All apportionments and adjustments shall be made as of 12:01 a.m. local time on the Closing Date.
9.2    Description of Items to be Adjusted. The following apportionments and adjustments shall be made:
(a)    Real estate taxes and all payments in lieu thereof in the form of an annual service charge made pursuant to the Financial Agreement assessed against the Real Property based on the calendar year assessed.
(b)    Charges for electric, natural gas, water and sewer shall not be adjusted. Seller shall cause the meters for the same to be read within ten (10) business days prior to the Closing and shall pay for such utilities based upon such readings.
(c)    If there are any special assessments against the Real Property on the Closing Date, Seller shall pay same if the work giving rise to the assessment was completed prior to the date of this Agreement, but if the work giving rise to the assessment is completed after the date of this Agreement, or will be completed after the date of this Agreement, Purchaser shall pay such assessment.
(d)    Any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in comparable commercial transactions in central New Jersey shall be prorated according to local custom.
If any of the foregoing cannot be apportioned at the Closing Date because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned as soon as practicable after the Closing Date and the parties shall reasonably cooperate with one another in connection with such apportionment.
9.3    Errors in Closing Adjustments. If, after the Closing, the parties discover any errors in adjustments and apportionments, the same shall be corrected as soon after their discovery as possible. The provisions of this Section 9.3 will survive the Closing, except that, subject to Section 9.4 and Section 9.5, no adjustments may be made later than ten (10) business days after the Closing Date unless, prior to such date, the party seeking the adjustment delivers a written notice to the other party specifying the nature and basis for such claim.

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9.4    Final Adjustment of Real Estate Taxes. If on the Closing Date final real estate tax bills and/or final bills for payments in lieu thereof in the form of an annual service charge made pursuant to the Financial Agreement for the calendar year in which the Closing occurs are not available and the applicable adjustment is based upon preliminary bills, a final adjustment shall be made within ten (10) days after the final bills are issued, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other based upon such readjustment.
9.5    Closing Costs. Purchaser and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Purchaser shall pay (i) all costs associated with Purchaser’s due diligence, including, without limitation, the cost of appraisals, architectural, engineering, and environmental reports, (ii) all title insurance premiums, charges and endorsement costs and all title examination costs, (iii) all survey costs in connection with obtaining an Updated Survey, and (iv) one-half (1/2) of any reasonable escrow fees charged by the Escrow Agent. Seller shall pay one-half (1/2) of any reasonable escrow fees charged by the Escrow Agent. Purchaser and Seller shall each pay any amounts imposed by law upon grantees and grantors, respectively, on account of transfer taxes, documentary stamps or similar fees charged for the conveyance of real property, in accordance with the laws and/or customs with respect to title closings where the Real Property is located, including the “realty transfer fee” imposed pursuant to N.J.S.A. 46:15-7 and N.J.S.A. 46:15-7.1, which shall be paid by Seller, and the so-called “mansion tax” imposed pursuant to N.J.S.A. 46:15-7.2, which shall be paid by Purchaser, to the extent applicable. All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the customs with respect to commercial title closings in central New Jersey.
ARTICLE X
DEFAULT; REMEDIES
10.1    Default by Purchaser. Seller may terminate this Agreement upon written notice to Purchaser in the event of (a) a default by Purchaser under this Agreement (which remains uncured for ten (10) calendar days after Seller’s notice to Purchaser thereof, unless such default cannot be cured by the payment of money and cannot with due diligence be wholly cured within such ten (10) day period, in which case Purchaser will have such longer period as may be necessary to cure such default, so long as Purchaser proceeds promptly to cure such default within such ten (10) day period, prosecutes such cure to completion with due diligence within thirty (30) calendar days and advises Seller of the actions which Purchaser is taking and the progress being made); provided, however, that the foregoing cure periods will not apply to (x) Purchaser’s obligation to timely post any portion of the Deposit, or (y) any obligation of Purchaser with respect to which this Agreement states that TIME IS OF THE ESSENCE with respect to the timely performance of such obligation; or (b) a material breach of any representation or warranty by Purchaser expressly set forth in this Agreement.
10.2    Default by Seller. Purchaser may terminate this Agreement upon written notice to Seller in the event of (a) a default by Seller under this Agreement (which remains uncured for ten (10) calendar days after Purchaser’s notice to Seller thereof, unless such default cannot be cured by the payment of money and cannot, with due diligence, be wholly cured within such ten (10) day period, in which case Seller will have such longer period as may be necessary to cure such default, so long as Seller proceeds promptly to cure such default within such ten (10) day period, prosecutes such cure to completion with due diligence within thirty (30) days and advises Purchaser of the actions which Seller is taking and the progress being made); provided, however, that the foregoing cure periods will not apply to any obligation of Seller with respect to which this Agreement states that TIME IS OF THE ESSENCE with respect to the timely performance of such obligation; or (b) subject to the provisions of Section 4.4 of this Agreement, a material breach of any representation or warranty by Seller expressly set forth in this Agreement.

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10.3    Remedies.
(a)    Purchaser and Seller agree that it would be impractical and extremely difficult to estimate the damages that Seller would suffer if the sale of the Property is not consummated because of a default under or breach of this Agreement on the part of Purchaser beyond any applicable notice and cure periods. Accordingly, Purchaser and Seller agree that a reasonable estimate of such damages is an amount equal to the Deposit, which Escrow Agent shall cause to be disbursed to Seller as the full, agreed and liquidated damages for Purchaser’s default under or breach of this Agreement beyond any applicable notice and cure period. Such disbursement of the Deposit will be Seller’s sole and exclusive remedy (whether at law or equity) for Purchaser’s default under or breach of this Agreement beyond any applicable notice and cure period, and Seller hereby expressly waives all other claims to damages or other remedies, including any punitive, consequential or speculative damages. Notwithstanding the foregoing, none of the above liquidated damages will be deemed to reduce or waive in any respect the obligations of Purchaser to indemnify Seller and the Seller Parties as provided in this Agreement, including, without limitation, Purchaser’s indemnification obligations under Section 3.2 of this Agreement.
(b)    If Seller fails to convey the Property in accordance with the terms of this Agreement, Purchaser will have the option, as its sole and exclusive remedy at law or in equity, to either (i) terminate this Agreement by delivery of written notice of termination to Seller and Escrow Agent, upon which (A) Escrow Agent shall promptly cause the Deposit (other than the Independent Consideration) to be refunded to Purchaser, (B) Seller shall reimburse Purchaser for the reasonable, documented out-of-pocket costs and expenses actually incurred by Purchaser in connection with the transactions contemplated in this Agreement (the “Expense Reimbursement”), and (C) the parties will have no further rights and obligations hereunder, except for those rights and obligations that expressly survive the termination of this Agreement, or (ii) seek the equitable remedy of specific performance to either: (i) deliver the documents necessary to convey title to the Property to Purchaser or (ii) direct the Escrow Agent to return the Deposit to Purchaser. The foregoing options are mutually exclusive and are the exclusive rights and remedies available to Purchaser at law or in equity in the event the sale of the Property is not consummated because of Seller’s default under or breach of this Agreement beyond any applicable notice and cure period. Purchaser hereby waives any and all rights it may now or hereafter have to pursue any other remedy or recover any other damages on account of any such breach or default by Seller, including, without limitation, loss of bargain, special, punitive, compensatory or consequential damages. Purchaser will be deemed to have elected its remedy under clause (i) of this Section 10.3(b) if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in New Jersey on or before sixty (60) days following the date upon which Closing was to have occurred. This Agreement confers no present right, title or interest in the Property to Purchaser, with the exception of a vendee’s lien arising upon Purchaser’s payment of the Deposit, and Purchaser hereby agrees not to, and hereby irrevocably waives any right to, file a lis pendens or other similar notice against the Real Property except in connection with, and after, the filing of a suit for specific performance in accordance with this Section 10.3(b).
(c)    Notwithstanding any provision of this Agreement to the contrary, if the Closing occurs, Purchaser will have no recourse, claim, remedy or right against Seller, at law or in equity, to assert or maintain any action for damages, direct, consequential or otherwise, or any other remedy available at law or in equity, or to rescind this Agreement, as a result of any of the representations or warranties of Seller being untrue, inaccurate or misleading if Purchaser is “deemed to know” that such representation or warranty was untrue, inaccurate or misleading at the time of the Closing and did not elect to terminate this Agreement.

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(d)    Subject to Section 10.3(c) of this Agreement, Purchaser agrees that, after the Closing, Seller will be liable only for direct, but not consequential or punitive, damages resulting from a breach of any provision of this Agreement that expressly survives the Closing or any indemnity or representation or warranty expressly made by Seller in any document delivered by Seller at Closing. Notwithstanding anything to the contrary contained in this Agreement, (i) no claim for a breach by Seller of any provision of this Agreement that survives the Closing or any document delivered by Seller at Closing will be actionable or payable unless the valid claims for all such claims, together with the valid claims made by Purchaser for a breach by Seller of any provision of the Firehouse Parcel PSA that survives the closing of title to the Firehouse Parcel and the Vacant Parcel or any document delivered by Seller at the closing of title to the Firehouse Parcel and the Vacant Parcel pursuant to the Firehouse Parcel PSA, collectively aggregate more than Fifty Thousand and 00/100 Dollars ($50,000.00), in which event the amount of such claims above Fifty Thousand and 00/100 Dollars ($50,000.00) will be actionable, subject to the Cap (as hereinafter defined), (ii) the total liability of Seller under this Agreement and any document delivered by Seller at Closing, together with the total liability of Seller under the Firehouse Parcel PSA and any document delivered by Seller at the closing of title to the Firehouse Parcel and the Vacant Parcel pursuant to the Firehouse Parcel PSA, will in no event exceed Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate (the “Cap”), and (iii) the covenants, representations and warranties by Seller in this Agreement are personal to Purchaser and may not be assigned to or enforced by any party other than Purchaser or a permitted assignee hereunder including, but not limited to, the Permitted Assignee.
(e)    Purchaser hereby acknowledges and agrees that none of the directors, officers, managers, employees, shareholders, members, partners, affiliates, agents or direct or indirect principals of Seller will have any personal obligation or liability under this Agreement or any document delivered by Seller at Closing or otherwise delivered by Seller in connection with the transactions contemplated in this Agreement. Purchaser shall not assert any claim under this Agreement or any document delivered by Seller at Closing or otherwise delivered by Seller in connection with the transactions contemplated in this Agreement against any directors, officers, managers, employees, shareholders, members, partners, affiliates, agents or direct or indirect principals of Seller or against any other person, partnership, limited liability company, corporation or trust, as direct or indirect principal of Seller, whether disclosed or undisclosed. This Section 10.3(e) will survive the Closing or earlier termination of this Agreement.
(f)    Seller hereby acknowledges and agrees that, excluding any assignees of any rights or obligations of Purchaser under this Agreement, none of the directors, officers, managers, employees, shareholders, members, partners, affiliates, agents or direct or indirect principals of Purchaser will have any personal obligation or liability under this Agreement or any document delivered by Purchaser at Closing or otherwise delivered by Purchaser in connection with the transactions contemplated in this Agreement. Excluding any assignees of any rights or obligations of Purchaser under this Agreement, Seller shall not assert any claim under this Agreement or any document delivered by Purchaser at Closing or otherwise delivered by Purchaser in connection with the transactions contemplated in this Agreement against any directors, officers, managers, employees, shareholders, members, partners, affiliates, agents or direct or indirect principals of Purchaser or against any other person, partnership, limited liability company, corporation or trust, as direct or indirect principal of Purchaser, whether disclosed or undisclosed. This Section 10.3(f) will survive the Closing or earlier termination of this Agreement.

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ARTICLE XI
DISCLAIMERS AND WAIVERS
11.1    No Reliance on Documents. Except for the representations and warranties expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by or on behalf of Seller to Purchaser in connection with the transactions contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by or on behalf of Seller to Purchaser in connection with the transaction contemplated hereby was and are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser will be at the sole risk of Purchaser. Without limiting the generality of the foregoing provisions, but subject to the representations of Seller expressly set forth in Article IV, Purchaser hereby acknowledges and agrees that (a) any report with respect to the Property which was or is delivered by Seller or any of the Seller Parties to Purchaser will be for general informational purposes only, (b) Purchaser will not have any right to rely on any such report delivered by or on behalf of Seller to Purchaser and Purchaser shall rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) none of Seller, any of the Seller Parties, any affiliate of Seller or the person or entity that prepared any such report delivered by or on behalf of Seller to Purchaser will have any liability to Purchaser for any inaccuracy in or omission from any such report.
11.2    Disclaimers. EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATIONS OR WARRANTIES AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, THE STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES), THE DEVELOPMENT POTENTIAL OF THE PROPERTY, THE PRESENCE OF HAZARDOUS SUBSTANCES ON, IN, UNDER OR ABOUT THE PROPERTY OR ANY ADJOINING OR NEIGHBORING PROPERTY, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE DUE DILIGENCE DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER, AND PURCHASER SHALL ACCEPT, THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT OF THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS AND EXPRESS TERMS OF THIS AGREEMENT, PURCHASER HAS NOT RELIED AND SHALL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO MADE OR FURNISHED BY SELLER, THE MANAGER OF THE

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PROPERTY, ANY OF THE SELLER PARTIES, OR ANY REAL ESTATE BROKER, COUNSEL OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND SHALL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT.
11.3    Release. Subject to the representations and warranties of Seller expressly set forth in this Agreement, Purchaser, at and following Closing, on behalf of itself and all of Purchaser’s Affiliates, as hereinafter defined, will be deemed to have waived, relinquished and released Seller from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and costs) of any and every kind or character, known or unknown, which Purchaser might have asserted or alleged against Seller by reason of or arising out of any patent or latent construction defects or physical conditions, environmental conditions, violations of applicable laws (including, without limitation, environmental laws) and any and all other acts, omissions, events, circumstances or matters with respect to the Property, except for the specific circumstances carved out herein in Section 10.3(d) of this Agreement entitling Purchaser to commence an action in law or in equity. “Purchaser’s Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with Purchaser. “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.
11.4    Full Performance. The delivery and acceptance of the Deed will be deemed to be full performance of, and discharge of, every agreement, covenant and obligation on Seller’s part to be performed under this Agreement, except for the documents executed at Closing (to the extent they survive the Closing) and such matters which are expressly stated in this Agreement to survive the Closing, to the limit of such survival.
11.5    Survival. The provisions of this ARTICLE XI will survive the Closing.
ARTICLE XII
MISCELLANEOUS
12.1    Brokerage Commission and Finder’s Fee. The parties agree that they have dealt with each other in connection with this transaction and not through any real estate broker, investment banker, person, firm or entity, who would by reason of such dealings be able to claim a real estate brokerage, business opportunity brokerage, finder’s fee or other compensation as the procuring cause of this transaction, other than Jones Lang LaSalle Americas, Inc. on behalf of Seller (“Seller’s Broker”). At Closing, Seller shall pay to Seller’s Broker all fees and commissions due and owing to Seller’s Broker in connection with this transaction pursuant to a separate agreement between Seller and Seller’s Broker, and Seller shall indemnify Purchaser for any claims for brokerage commissions by Seller’s Broker arising from such separate agreement. Seller agrees to indemnify Purchaser and hold Purchaser harmless of and from any and all loss,

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cost, damage, injury or expense arising out of, or in any way related to, assertions by any other person, firm or entity of a claim to real estate brokerage, business opportunity brokerage or finder’s fee based on alleged contacts between the claiming party and the indemnifying party which have resulted in allegedly providing a broker or finder with the right to claim such commission or finder’s fee. Purchaser agrees to indemnify Seller and hold Seller harmless of and from any and all loss, cost, damage, injury or expense arising out of, or in any way related to, assertions by any other person, firm or entity of a claim to real estate brokerage, business opportunity brokerage or finder’s fee based on alleged contacts between the claiming party and the indemnifying party which have resulted in allegedly providing a broker or finder with the right to claim such commission or finder’s fee. The provisions of this Section 12.1 will survive the Closing.
12.2    Notices. All notices or other communications required or permitted to be given hereunder must be given in writing and delivered personally or by a reputable overnight delivery service or sent by electronic mail (provided that the original notice or demand is also delivered by next day overnight delivery service) addressed as follows:
If to Seller:
c/o CommVault Systems, Inc.
1 Commvault Way
Tinton Falls, New Jersey 07724
Attention: Danielle Sheer, Esq.
Email: danielle@commvault.com

with a copy to:
Fox Rothschild LLP
2000 Market Street – 20th Floor
Philadelphia, PA 19103
Attention: Brett A. Berman, Esq.
Email: BBerman@foxrothschild.com

If to Purchaser:
c/o Ashling Properties, L.L.C.
494 Sycamore Avenue – Suite 201
Shrewsbury, New Jersey 07702
Attention: Gary L. Mason
Email: gary@ashlingdevelopment.com

with a copy to:

Fox & Melofchik, LLC
12 Christopher Way, Suite 101
Eatontown, New Jersey 07724
Attention: Gary E. Fox, Esq.
Email: garyfox@jerseylawoffice.com

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If to Title Insurer:
Triax Title Services, LLC
922 Curtis Avenue
Wall, New Jersey 07719
Attention: Catherine Rhoades
Email: c.rhoades@triaxtitle.com
If to Escrow Agent:
Old Republic National Title Insurance Company
360 Memorial Drive, Suite 110
            Crystal Lake, IL 60014
Attention: Karen L. Shanahan
Email: kshanahan@oldrepublictitle.com
The foregoing addresses may be changed or supplemented by written notice given as above provided. A notice delivered personally will be deemed to have been delivered on the date of delivery or refusal to receive delivery. A notice sent by overnight delivery service will be deemed to have been delivered on the first (1st) business day following the timely deposit of such notice with the overnight delivery service. A notice sent via electronic mail (provided that the original notice or demand is also delivered by next day overnight delivery service) will be deemed to have been delivered (a) upon transmission if such day is a business day and transmission occurs prior to 5:00 p.m. Eastern Time, or (b) at 9:00 a.m. Eastern Time on the first business day following transmission if such transmission occurs after 5:00 p.m. Eastern Time or on any day other than a business day. Counsel for a party may give notice to the other party with the same effect as if given by a party.
12.3    Attorneys’ Fees. If any action is brought by any party to this Agreement to enforce or interpret its terms or provisions, the prevailing party in such action will be entitled to recover from the other party, in addition to any other relief awarded, all reasonable expenses that the prevailing party incurs in those proceedings, including, without limitation, reasonable attorneys’ fees and expenses.
12.4    Successors and Assigns. The terms, covenants and conditions herein contained will be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.
12.5    Governing Law; Venue. This Agreement is governed by the laws of the State of New Jersey without giving effect to principles of conflict of laws. A party may initiate in the courts of the State of New Jersey or, if it has or can acquire jurisdiction, in the United States District Court for the District of New Jersey, any proceeding seeking to enforce any provision of this Agreement. Each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts in any such action or proceeding) and waives any objection to venue laid therein.
12.6    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO A JURY TRIAL OF ANY PERMITTED CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, OR ANY DEALINGS BETWEEN ANY OF THE PARTIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT. THE SCOPE

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OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE AND WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR OTHER MODIFICATIONS TO THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 12.6 WILL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.
12.7    Waivers. Purchaser or Seller may specifically waive in writing any breach of the terms and conditions of this Agreement by the other party, but no such waiver will constitute a continuing waiver of similar or other breaches of the terms and conditions of this Agreement.
12.8    Incorporation of Prior Agreements. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, and no prior or other written or oral agreement or undertaking pertaining to any such matter will be effective for any purpose.
12.9    Modification of Agreement. This Agreement may not be amended or modified, nor may any obligation hereunder be waived orally, and no such amendment or modification will be effective for any purpose unless it is in writing, signed by the party against whom enforcement thereof is sought.
12.10    Drafting Ambiguities; Interpretation. In interpreting any provision of this Agreement, no weight shall be given to, nor shall any construction or interpretation be influenced by, the fact that counsel for one of the parties drafted this Agreement, each party recognizing that it and its counsel have had an opportunity to review this Agreement and have contributed to the final form of same. Unless otherwise specified (a) whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, (b) the words “consent” or “approve” or words of similar import, mean the prior written consent or approval of Seller or Purchaser, (c) the words “include” and “including”, and words of similar import, shall be deemed to be followed by the words “without limitation”, and (d) the exhibits to this Agreement are incorporated herein by reference.
12.11    Interpretation. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party. If any provision hereof shall be declared invalid by any court or in any administrative proceedings, then the provisions of this Agreement shall be construed in such manner so as to preserve the validity hereof and the substance of the transaction contemplated herein to the extent possible. The captions and section headings are provided for purposes of convenience of reference only and are not intended to limit, define the scope of or aid in interpretation of any of the provisions hereof.
12.12    Counterparts. This Agreement may be executed in any number of counterparts, including scanned PDF documents. Each such counterpart will be deemed an original instrument, and all of such counterparts, together, constitute one and the same instrument.
12.13    Assignment. Purchaser shall not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Seller, which consent may be withheld or conditioned in Seller’s sole and absolute discretion. Purchaser shall not suffer or permit the assignment of any direct or indirect ownership interest in Purchaser without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion. Any attempted assignment in violation of this Section 12.13 will be void ab initio. Notwithstanding

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the foregoing, without Seller’s consent, Purchaser will have the one-time right to assign its rights and obligations under this Agreement to a Permitted Assignee, provided that, at least five (5) business days prior to the Closing Date, Purchaser provides Seller with a copy of a written instrument pursuant to which such Permitted Assignee assumes all of the obligations and liabilities of Purchaser under this Agreement. Purchaser can be released from its obligations and liabilities under this Agreement upon the written consent of Seller as a result of Purchaser’s assignment of this Agreement. “Permitted Assignee” means a newly formed entity: (i) that complies with all of the requirements set forth in Section 6.5 above; and (ii) having ownership interests the majority of which are owned by, and which such entity is controlled by, Michael G. Tennyson and/or Purchaser. The term “controlled by”, as used in the immediately preceding sentence, means the possession, directly or indirectly, of the power to direct or cause the direction of the day-to-day management or policies of an entity.
12.14    Like-Kind Exchange. Purchaser and Seller each hereby acknowledge that the sale and purchase of the Property pursuant to this Agreement may comprise part of independent like-kind (tax deferred) exchange under Section 1031 of the Internal Revenue Code, provided that same will not delay the Closing, cause any expense to Purchaser, increase either party’s liabilities or obligations or otherwise modify any of the terms or provisions of this Agreement. Seller’s rights, as the case may be, under this Agreement may be assigned to a qualified intermediary for the purpose of completing such an exchange. Each party agrees to reasonably cooperate with the other party and the Seller’s qualified intermediary for the purpose of effectuating or facilitating such like-kind exchange, provided that neither party shall be required to incur any liability or costs, or take title to any other property, in connection therewith.
12.15    Business Days. When used in this Agreement, the term “business day” means any day other than Saturdays, Sundays, all days observed by the federal or New Jersey government as legal holidays and all days on which commercial banks in the State of New Jersey or the State of New York are required by law to be closed.
12.16    No Recordation. Purchaser shall not record this Agreement or any memorandum or notice hereof, except the Title Insurer may record one or more Notices of Settlement. Any recordation or attempted recordation by Purchaser in violation of this Section 12.16 will constitute a material default by Purchaser under this Agreement.
12.17    Non-Binding Draft. This Agreement will not be effective, and none of the parties will have any rights hereunder, unless and until Seller and Purchaser have executed and delivered this Agreement to one another.
12.18    Confidentiality; Press Releases. The parties acknowledge that certain third parties are aware of the existence of a proposed sale of the Property to Purchaser, or will become aware of such existence in connection with the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the parties agree to use commercially reasonable efforts to keep the existence and contents of this Agreement confidential and to limit further disclosure, except for disclosure (i)  to such party’s respective employees, accountants, attorneys, financial sources and other agents, who are bound by contractual or other obligations to keep such information confidential, (ii) to Escrow Agent, (iii) that may be required by law to be made to any applicable governmental or quasi-governmental authorities, and (iv) that is contemplated or permitted by another provision of this Agreement. Neither Purchaser nor any of Purchaser’s Representatives shall make any press release or similar type of public release regarding the transactions contemplated by this Agreement without Seller’s prior written consent, which, prior to Closing, may be withheld by Seller in its sole and absolute discretion and which, following the Closing, shall not be unreasonably withheld, conditioned or delayed. The substance of any press release or similar type of public release issued pursuant to this Section 12.18 shall be reasonably

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approved in advance by both parties. Purchaser will be responsible for any breach of this Section 12.18 by any of Purchaser’s Representatives. The provisions of this Section 12.18 shall survive the Closing or any earlier termination of this Agreement.
12.19    Availability of Funds. Purchaser and Seller hereby acknowledge that Purchaser may seek financing in connection with its acquisition of the Property. Notwithstanding the foregoing, Purchaser hereby acknowledges and agrees that the ability of Purchaser to obtain financing (including, without limitation, debt or equity financing) is not a condition to the performance of any of Purchaser’s obligations under this Agreement (including, without limitation, Purchaser’s obligation to consummate the purchase of the Property on the Closing Date in accordance with the terms of this Agreement) and that the availability of such financing is solely and exclusively Purchaser’s risk. Purchaser hereby expressly, irrevocably and unconditionally waives any right it may have to assert that the inability to obtain any such financing is a defense to Purchaser’s failure to perform any of Purchaser’s obligations under this Agreement (it being specifically understood and agreed that Purchaser’s acknowledgement and waiver set forth in this Section 12.19 is a material inducement to Seller’s agreement to enter into this Agreement, without which Seller would not have entered into this Agreement). Purchaser hereby acknowledges and agrees that the only conditions to Purchaser’s obligations to consummate the purchase of the Property are those expressly set forth in in this Agreement.
12.20    Purchase and Sale of Firehouse Parcel and Vacant Parcel. Contemporaneously with the execution and delivery of this Agreement, Seller, as seller, and Purchaser, as purchaser, have entered into a separate purchase and sale agreement (the “Firehouse Parcel PSA”) with respect to an approximately 2.3 acre parcel of land containing an existing firehouse building (the “Firehouse Parcel”) and an approximately 1.7 acre parcel of unimproved land (the “Vacant Parcel”). For the avoidance of doubt, (i) the closing of title to the Firehouse Parcel and/or the Vacant Parcel pursuant to the Firehouse Parcel PSA shall not be deemed or construed to be a condition precedent to the obligations of either Purchaser or Seller to close title to the Property pursuant to this Agreement; and (ii) Seller’s inability for any reason to convey title to the Firehouse Parcel and/or the Vacant Parcel pursuant to the Firehouse Parcel PSA shall not be deemed or construed to be a default by Seller under this Agreement.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

SELLER:

COMMVAULT TINTON FALLS URBAN RENEWAL, LLC, a New Jersey limited liability company

By:    /s/ Gary Merrill
Name: Gary Merrill
Title: Chief Financial Officer

By:    /s/ James Whalen
Name: Jay Whalen
Title: Chief Accounting Officer

[Signatures continue on the following page.]

PURCHASER:

ASHLING PROPERTIES, L.L.C., a New Jersey limited liability company

By:    /s/ Michael G. Tennyson
Name: Michael G. Tennyson
Title: Managing Member

[Signatures continue on the following page.]